Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333- 173282

Duke Energy

PremierNotesSM

APPLICATION FORM

INSTRUCTIONS:

Please type or print legibly. Carefully complete and sign this application form, then mail it along with your initial investment check to:

Duke Energy PremierNotes

20. Box 75708

Chicago, IL 60675-5708

1. INVESTMENT REGISTRATION

Please select the option that best describes your situation:

C Duke Energy Employee C Duke Energy Retiree C Duke Energy Shareholder

Registration Type (please check applicable boxes and provide all requested information)

C Primary Owner (Individual, Joint or Custodian) C

Name of Primary Owner (First, Ml, Last)

Social Security Number Date of Birth (18 or older)

Driver’s License Number Issuing State Mother’s Maiden Name

Annual Income:

C Under $50,000 C $50,000-$100,000 C Above $100,000

C

Joint Owner (Joint Tenancy w/Rights of Survivorship)

Name of Joint Owner (First, Ml, Last)

Social Security Number Date of Birth (18 or older)

Driver’s License Number Issuing State Mother’s Maiden Name

Annual Income:

C Under $50,000 C $5D,000-$100,000 C Above $100,000

C

Corporate, LLC, Partnership or Association

(Please attach a copy to Corporate Resolution or equivalent)

Name of Corporation, LLC, Partnership or Association

DBA (Doing Business As)

Taxpayer Identification Number State of Organization

Type of Business Established Date

IMPORTANT INFORMATION ABOUT PROCEDURES FOR AN INITIAL INVESTMENT

To help fight the funding of terrorism and money-laundering activities, the U.S. Government has passed the USA PATRIOT Act, which requires banks, including the Duke Energy Premier Notes processing agent bank to obtain, verity and record information that identities persons who engage in certain transactions with or through a bank This means that, in order tor us to open a Duke Energy Premier Notes investment for you, we will need to collect the information solicited on this application form for ALL PERSONS listed on the note.

C General Public

Custodial Registration

Name of Minor (First, MI, Last)

Minor’s Social Security Number

Minor’s State of Residence Date of Birth (under 18)

C Trust Registration (Attach trust pages with trust title, date, name of trustee(s), with signature and successor trustee(s).)

Title and Date of Trust

Taxpayer Identification Number

Trustee #1 Name (First, Ml, Last)

Social Security Number

Date of Birth

Driver’s License Number

Issuing State Mother’s Maiden

Name

Trustee #2 Name (First,

Ml,

Last)

Social Security Number

Date of Birth

Driver’s License Number

Issuing State

Mother’s Maiden Name

www duke-energy. com/premiernotes 1oo4A9-Fm A

Duke Energy PremierNotes: 80D-659-DUKE (3853) M-F, 8:30a.m.

PAGE 2 OF 3

2. ADDRESS

Registered Address (required)

Street Address (P.O. Box will not be accepted) Apt/Suite

City State Zip

Statement Address (Optional, P.O. Box accepted)

City State Zip

Daytime Phone with Area Code

Joint Owner's Address (☐ Check here if same as above)

Street Address (P.O. Box NOT accepted) Apt/Suite

City State Zip

Daytime Phone with Area Code

Trustee(s) Address

Trustee #1 Street Address (P.O. Box NOT accepted) Apt/Suite

City State Zip

Daytime Phone with Area Code

Trustee #2 Street Address (P.O. Box NOT accepted) Apt/Suite

City State Zip

Daytime Phone with Area Code

3. INITIAL INVESTMENT

The minimum initial investment is $1,000 and must be made through the Check Investment option except for Duke Energy employees or retirees who elect to begin their investment through the Duke Energy Employee Investment option or the Duke Energy Retiree Investment option. If you are a Duke Energy employee or retiree investing through the Duke Energy Employee or Duke Energy Retiree Investment option, then the initial investment may be no less than $100 each month until the minimum required balance of $1,000 is attained.

Please check the appropriate box:

☐ **Check Investment:** $________________ (minimum of $1,000) Please enclose your personal check made payable to **Duke Energy PremierNotes**. Corporate checks are acceptable for corporate investments only. Investments made by check are available for redemption seven (7) business days after posting. No cashier's checks, third-party checks, starter checks, traveler's checks, credit-card checks or money orders will be accepted for an initial investment.

☐ **Duke Energy Employee Investment** (Duke Energy Employees Only)

Employee I.D. ________________

☐ **Payroll Directed Investment** (following receipt of your application, you will receive further instructions regarding the setup of your payroll directed investment)

☐ **Automatic Investment** (complete section 4 below)

☐ **Duke Energy Retiree Investment**

☐ **Automatic Investment** (complete section 4 below)

4. ELECTRONIC INVESTMENT AND REDEMPTION

Choose these services to make it easier to add to or redeem your Duke Energy PremierNotes investment. These services link your Duke Energy PremierNotes investment to your pre-authorized bank account.

Please check the appropriate box or boxes and complete the Bank Account Information to sign up for electronic services:

☐ **Automatic Investment:** Check this option to add the same amount to your Duke Energy PremierNotes investment automatically on the same day each month. The minimum is $50 per month, or $100 per month for those using the Duke Energy Employee Investment or Retiree Investment for their initial investment. Transfers will be made from your pre-authorized bank account.

Please transfer: $________________ on the ______ day of each month.

For your future convenience, we recommend that you select one or both of the following options:

☐ **Directed Investment and Directed Redemption:** Check this option to have the ability to make non-recurring electronic transfers from or to your pre-authorized bank account for the prescribed amount (minimum of $50 for investments, and $250 for redemptions).

☐ **Wire Transfer Redemption:** Check this option to have the ability to redeem your investment in Duke Energy PremierNotes and wire the proceeds to your pre-authorized bank account (minimum of $1,000). Wire transfer fees apply.

Complete the bank information below and **attach a voided check** to link your PremierNotes investment with your bank account.

Bank Account Information

Name of Account Holder(s)*

Account Number ☐ Checking ☐ Savings

Financial Institution Routing Number (9 digits)

Financial Institution Name/Branch

City State Zip

*To draw funds from an account, that account must have at least one owner in common with your Duke Energy PremierNotes.

Attach voided check (staple or clip)

www.duke-energy.com/premiernotes 100499-Form A

Duke Energy PremierNotes: 800-659-DUKE (3853) M-F, 8:30 a.m. – 5:00 p.m. ET

PAGE 3 OF 3

5. OTHER REDEMPTION OPTIONS (FOR INFORMATION ONLY)

All investments are provided the **Check Redemption**, **Written Redemption** and **Bank Check Redemption** options upon opening. With the Check Redemption option a supply of free checks will be sent to your mailing address (minimum per check is $250).

The Written Redemption option allows you to redeem all or part of your Duke Energy PremierNotes investment by writing to the following address:

Duke Energy PremierNotes
P.O. Box 75708
Chicago, IL 60675-5708

The Written Redemption request must be in the amount of $250 or more, or the balance of your notes, whichever is less.

To request the Bank Check Redemption option, call 800-659-DUKE (3853) M-F, 8:30 a.m. – 5:00 p.m., ET.

6. ACKNOWLEDGMENTS AND SIGNATURES (REQUIRED)

By signing this form, under penalty of perjury, I (we) certify that:

1. **Read Prospectus**. I (we) have received, read and agree to be bound by the terms of the prospectus, and that I (we) have the authority and legal capacity to purchase notes pursuant to this application.
2. **Not subject to backup withholding.** I (we) am not subject to backup withholding because I (we) have not been notified by the IRS that I (we) am subject to IRS backup withholding (unless the box below is checked).

   ☐ I (we) have been notified of and am subject to IRS backup withholding.
3. **Identification.** The Social Security or Taxpayer Identification numbers provided on this application are correct.
4. I (we) acknowledge that the Duke Energy PremierNotes are not a bank account, or money market fund and are not protected by the FDIC or other insurance. The notes are an investment in the unsecured indebtedness of Duke Energy and are backed only by the assets of Duke Energy, and are not guaranteed by any Duke Energy subsidiary or affiliate, or any other company.

   I (we) further acknowledge that these notes are not rated by any rating agency and are not anticipated to be rated in the future. They are not subject to the diversification and investment quality standards of the Investment Company Act of 1940. I (we) further represent that the notes purchased pursuant to this application and any further purchases of notes are suitable investments in light of my (our) financial resources and investment objectives.

SIGNATURES:
The signatures below indicate that I/we have read the Duke Energy PremierNotes Application Form and agree to the terms.
*Both signatures are required for Joint Tenant investments.

Signature of the Primary Owner — Date

Signature of the Joint/Custodian/Trustee Owner — Date

Please return this form to:
Duke Energy PremierNotes
P.O. Box 75708
Chicago, IL 60675-5708

Duke Energy Corporation has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Duke Energy Corporation has filed with the SEC, for more complete information about Duke Energy Corporation and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov or by downloading them from the Duke Energy PremierNotes website. Alternatively, Duke Energy Corporation will arrange to send you a prospectus if you request it by calling toll free at 800-659-DUKE (3853).

www.duke-energy.com/premiernotes 100499-Form A Duke Energy PremierNotes: 800-659-DUKE (3853) M-F, 8:30 a.m. – 5:00 p.m. ET

Georgeson Securities Corporation Member FINRA, SPIC

Dear Investor:

The enclosed materials describe a plan that is designed to provide investors with a convenient way to participate in Duke Energy Corporation’s PremierNotes Program. Georgeson Securities Corporation (“GSC”) has sent you this material on behalf of the issuer, Duke Energy Corporation, to comply with the securities laws and regulations of certain states. GSC makes no recommendation as to whether an investor should participate in the program. GSC has not prepared any report or opinion constituting recommendations or advice in connection with the program.

Please contact Duke Energy Corporation at (800) 659-DUKE (3853) or visit their website at www.duke-energy.com/premiernotes if you have any questions about the program. Thank you for your interest. Georgeson Securities Corporation Securities are not bank deposits, are not FDIC insured, and are not bank guaranteed. Investing in securities involves risk, including the possible loss of the principal amount invested. In addition, this letter is not a recommendation for the program. Georgeson Securities Corporation does not assume any responsibility for the statements made in the accompanying material. Georgeson Securities Corporation, member FINRA and SIPC.